Exhibit 4.7
EXECUTION VERSION
ASSUMPTION AGREEMENT
This Assumption Agreement (this “Assumption Agreement”) is entered into as of February 26, 2021 by and among SiriusPoint Ltd., a Bermuda exempted company limited by shares (f/k/a Third Point Reinsurance Ltd., the “Company”), and the holders of Warrants (as defined below) listed on Schedule A hereto (the “Holders”).
WHEREAS, on November 5, 2018, Sirius International Insurance Group Ltd, a Bermuda exempted company limited by shares (“Sirius”) issued warrants exercisable for an aggregate of 5,418,134 Sirius Shares (as defined below) to the Holders, in each case, pursuant to the applicable subscription agreement between Sirius and the applicable Holder (as amended hereby, the “Warrant”; capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Warrant);
WHEREAS, on August 6, 2020, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Sirius and Yoga Merger Sub Limited (“Merger Sub”), a Bermuda exempted company limited by shares and wholly owned subsidiary of the Company. Pursuant to the Merger Agreement, Merger Sub was merged with and into Sirius (the “Merger”), with Sirius continuing as the surviving company in the Merger, as a wholly owned subsidiary of the Company;
WHEREAS, pursuant to the Merger Agreement, at the effective time of the Merger (the “Effective Time”), by virtue of the Merger and without any further action on the part of the Company, Merger Sub, Sirius or any shareholder of the Company, each common share, par value $0.01 per share, of Sirius (the “Sirius Shares”), that is issued and outstanding immediately prior to the Effective Time was canceled and converted into, the right to receive, one of the following three consideration options at the Sirius shareholders’ election: (i) $9.50 in cash; (ii) a combination of common shares, par value $0.10 per share, of the Company (the “Company Shares”) and CVR consideration (a “Share & CVR Election”) comprising (1) 0.743 of a Company Share and (2) one contractual contingent value right (each, a “CVR”), which represents the right to receive a contingent cash payment, which, taken together with the fraction of the Company Share received, guarantee that on the second anniversary of the closing date, the electing shareholder will have received equity and cash valued at least $13.73 per share (the “Share & CVR Consideration”); and (iii) a combination of cash, Company Shares, Series A preference shares, warrants and a right issued by the Company. Holders of Sirius Shares that did not make an election prior to the election deadline of February 11, 2021 were deemed to have made the Share & CVR election. Pursuant to the Merger Agreement, because the Holders did not make an election prior to the Election Deadline, the Warrants are deemed to have made the Share & CVR Election.

WHEREAS, pursuant to Section 9(b) of the Warrant and Section 2.04 of the Merger Agreement, concurrently with the Effective Time, each outstanding Warrant will be assumed by the Company and will continue to have, and be subject to, the same terms and conditions of such Warrant immediately prior to the Effective Time, except that, in accordance with Section 9(b) of the Warrant, such Warrant will cease to represent a warrant to purchase Sirius Shares and each holder of a Warrant shall instead have the right, after the Effective Time, to receive, upon exercise of a Warrant, solely the Share & CVR Consideration receivable in respect of the number of Sirius Shares for which such Warrant is exercisable immediately prior to the Effective Time;
WHEREAS, in accordance with Section 14(d) of each Warrant, the Company and each Holder wish to amend the Warrant in the manner set forth in this Assumption Agreement, in accordance with the terms and conditions of the Warrant.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
1.Assumption and Amendment.
(a)As of the Effective Time, the Company hereby assumes the due and punctual observance and performance of each and every covenant and condition of the Warrants to be performed and observed by Sirius and all the obligations and liabilities thereunder; provided that each Warrant shall thereafter be exercisable solely for the right to receive the Shares & CVR Consideration receivable pursuant to the Merger Agreement by a holder of the number of Sirius Shares for which such Warrant is exercisable immediately prior to the Effective Time.
(b)This Assumption Agreement is being executed and delivered pursuant and subject to the Warrant. Nothing in this Assumption Agreement shall, or shall be deemed to, defeat, limit, alter, impair, enhance or enlarge any right, obligation, claim or remedy created by the Warrant or any other document or instrument delivered pursuant to or in connection with it.
(c)As of the Effective Time, each Warrant is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the bold and double-underlined text (indicated textually in the same manner as the following example: double underlined text) as set forth in the Warrant attached as Annex A hereto.
(d)Each Holder hereby acknowledges and agrees that this Assumption Agreement shall constitute notice of adjustment as required by Section 9(d) of the

Warrant and that no further adjustment to the Warrant is required as a result of the Merger.
2.Miscellaneous.
(a)Governing Law. The validity, interpretation, and performance of this Assumption Agreement shall be governed by the laws of the State of New York, without regard to the provisions thereof relating to conflict of laws.
(b)Binding Effect. This Assumption Agreement shall be binding upon and inure to the benefit of the parties hereto and to their respective heirs, legal representatives, successors and assigns.
(c)Severability. Wherever possible, each provision of this Assumption Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Assumption Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Assumption Agreement.
(d)Counterparts. This Assumption Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Assumption Agreement as of the date first written above.
SIRIUSPOINT LTD.
By: /s/ David W. Junius
Name: David W. Junius
Title: Chief Financial Officer

[Signature Page to Assumption Agreement]

HOLDERS
BAIN
Bain Capital Special Situations Asia, L.P.
By: Bain Capital Special Situations Asia Investors, LLC, its general partner
By: Bain Capital Credit Member II, Ltd., its manager
By: /s/ Michael Treisman
Name: Michael Treisman
Title: Deputy General Counsel
CARLYLE
CCOF Onshore Co-Borrower LLC
By: /s/ Kristen Newville
Name: Kristen Newville
Title: Principal
CENTERBRIDGE
Centerbridge Credit Partners Master, LP
By: Centerbridge Credit Partners Offshore General Partner, L.P.
By: Centerbridge Credit Cayman GP, Ltd., its general partner
By: /s/ Matthew Kabaker
Name: Matthew Kabaker
Title: Authorized Signatory

[Signature Page to Assumption Agreement]

Centerbridge Special Credit Partners III, LP
By: Centerbridge Special Credit Partners General Partner III, L.P.
By: CSCP III Cayman GP, Ltd., its general partner
By:    /s/ Matthew Kabaker
Name: Matthew Kabaker
Title: Authorized Signatory
GALLATIN
GPC Partners Investments (Canis) LP
By: GPC Partners GP LLC, its general partner
By: Gallatin Point Capital LLC, its sole member
By: /s/ Lewis A. (Lee) Sachs
Name: Lewis A. (Lee) Sachs
Title: Managing Partner

[Signature Page to Assumption Agreement]

Schedule A

Annex A
[Signature Page to Assumption Agreement]
1006502528v4

NEITHER THIS WARRANT, NOR THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT (COLLECTIVELY, THE “SECURITIES”), HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER ANY STATE SECURITIES OR BLUE SKY LAWS. THE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES OR BLUE SKY LAWS, PURSUANT TO REGISTRATION OR QUALIFICATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES OR BLUE SKY LAWS.
THE SECURITIES ARE SUBJECT TO AND HAVE NOT RECEIVED APPROVAL FROM EITHER THE BERMUDA MONETARY AUTHORITY OR THE REGISTRAR OF COMPANIES IN BERMUDA AND NO STATEMENT TO THE CONTRARY, EXPLICIT OR IMPLICIT IS AUTHORISED TO BE MADE IN THIS REGARD. THE SECURITIES MAY BE OFFERED OR SOLD IN BERMUDA ONLY IN COMPLIANCE WITH THE PROVISIONS OF THE INVESTMENT BUSINESS ACT 2003 OF BERMUDA AND THE EXCHANGE CONTROL ACT 1972 OF BERMUDA AND REGULATIONS THEREUNDER. IN ADDITION TO THE FOREGOING, NON-BERMUDIAN PERSONS MAY NOT CARRY ON OR ENGAGE IN ANY TRADE OR BUSINESS IN BERMUDA UNLESS SUCH PERSONS ARE AUTHORIZED TO DO SO UNDER APPLICABLE BERMUDA LEGISLATION. ENGAGING IN THE ACTIVITY OF DISTRIBUTING OR MARKETING THIS DOCUMENT IN BERMUDA TO PERSONS IN BERMUDA MAY BE DEEMED TO BE CARRYING ON BUSINESS IN BERMUDA.
~~SIRIUS INTERNATIONAL INSURANCE GROUP,~~SIRIUSPOINT LTD.
WARRANT
Warrant No. 2018-[●]    Date of Issuance: November 5, 2018
~~Sirius International Insurance Group,~~SiriusPoint Ltd., a Bermuda exempted company (the “Company”), hereby certifies that, for value received, [●], or its registered assign (the “Holder”), is entitled to purchase from the Company (i) [●]1 common shares (subject to Section 4(b) and Section 4(c), and as adjusted from time to time as provided in Section 9), par value $~~0.01~~0.10 per share (the “Common Shares”), of the Company, ~~at a price per Common Share~~and (ii) [●]2 contractual contingent value rights (the “CVRs”), which shall represent the right to receive a contingent cash payment as set forth in, and subject to and in accordance with the terms and conditions of the Contingent Value Rights Agreement, dated February 26, 2021 (the “CVR Agreement”), between the Company, and Computershare Inc. and Computershare Trust Company, N.A. (together, the “CVR Agent”). The aggregate purchase price for each 0.743 of a Common Share and each one CVR (which shall be purchased together) shall be equal to $~~21.53~~13.00, subject to adjustment from time to time pursuant to Section 9 (the “Exercise Price”), subject to the following terms and conditions:
1.~~Subscription~~Assumption Agreement. This Warrant is issued by the Company pursuant to that certain ~~Subscription~~Assumption Agreement, dated ~~August 29~~February 26, ~~2018~~2021 (the “~~Subscription~~Assumption Agreement”), by and between the Company and the Holder and is subject to, and the Company and the Holder shall be bound by, all of the applicable terms, conditions and provisions of the ~~Subscription~~Assumption Agreement.
2.Registration of Warrant. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time. The Company may deem and treat the Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.
3.Registration of Transfers. Subject to the Holder’s appropriate compliance with the restrictive legend on this Warrant, the Company shall register the transfer of any portion of this Warrant in the Warrant Register, upon surrender of this Warrant, with the Form of Assignment substantially in the form attached hereto as Attachment B duly completed and signed, to the Company at its address specified herein. Upon any such registration and transfer, a new Warrant to purchase Common Shares and CVRs, in substantially the form of this Warrant (any such new Warrant, a “New Warrant”), evidencing the portion of this Warrant so transferred shall be issued to the transferee and a New Warrant evidencing the remaining portion of this Warrant not so transferred, if
1     Calculated as 0.743 multiplied by the number of Sirius common shares the warrant represented pre-merger.
2     Calculated as one multiplied by the number of Sirius common shares the warrant represented pre-merger.

any, shall be issued to the transferring Holder. The acceptance of the New Warrant by the transferee thereof shall be deemed the acceptance by such transferee of all of the rights and obligations of a holder of a Warrant.
4.Exercise and Duration of Warrants.
(a)This Warrant shall be exercisable by the registered Holder at any time and from time to time after the Date of Issuance set forth above to and including the date that is five (5) years following the Date of Issuance set forth above (the “Expiration Date”). At 5:00 p.m., New York City time, on the Expiration Date, the portion of this Warrant not exercised prior thereto shall be and become void and of no value. The Company may not call or redeem all or any portion of this Warrant without the prior written consent of the Holder.
(b)Notwithstanding anything contained herein to the contrary, the Company shall not effect any exercise of this Warrant, and the Holder shall not have the right to exercise any portion of this Warrant, to the extent that, after giving effect to such exercise, the Holder (together with the Holder’s affiliates and any individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other similar entity, whether or not a legal entity (each, a “Person”) acting as a group together with the Holder or any of the Holder’s affiliates), would beneficially own in excess of 19.99% of the outstanding Common Shares, unless the Company obtains such approval as may be required by the applicable rules and regulations of the ~~Nasdaq~~New York Stock ~~Market~~Exchange (or any national securities exchange on which the Common Shares are then listed) from the shareholders of the Company with respect to the issuance of Common Shares resulting in the beneficial ownership by the Holder (and such Holder’s affiliates and any other Persons acting as a group together with the Holder or any of the Holder’s affiliates) of in excess of 19.99% of the outstanding Common Shares. For purposes of the foregoing sentence, the number of Common Shares beneficially owned by the Holder and its affiliates shall include the number of Common Shares issuable upon exercise of this Warrant with respect to which such determination is being made, but shall exclude the number of Common Shares that would be issuable upon (i) exercise of the remaining, nonexercised portion of this Warrant beneficially owned by the Holder or any of its affiliates and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any other securities of the Company or its subsidiaries that would entitle the holder thereof to acquire at any time Common Shares) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its affiliates. Except as set forth in the preceding sentence, for purposes of this Section 4(b), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder. In addition, for purposes of this Section 4(b), “group” has the meaning set forth in Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. Any determination of whether the limitation contained in this Section 4(b) applies shall be in the sole discretion of the Company.
(c)In addition, notwithstanding anything contained herein to the contrary, the Company shall not effect any exercise of this Warrant, and the Holder shall not have the right to exercise any portion of this Warrant, to the extent that such exercise and the resulting issuance of Common Shares and CVRs requires any regulatory approval or regulatory filing under applicable insurance laws, unless the Holder obtains such approval or makes such regulatory filing prior to any such exercise and issuance. Any determination of whether the limitation contained in this Section 4(c) applies shall be in the sole discretion of the Company.
5.Delivery of Common Shares and CVRs.
(i)To effect exercises hereunder, the Holder shall not be required to physically surrender this Warrant unless the total number of Common Shares and CVRs (as adjusted from time to time as provided in Section 9) represented by this Warrant is being exercised. Upon delivery of an Exercise Notice substantially in the form attached hereto as Attachment A (an “Exercise Notice”) to the Company at its address for notice determined as set forth herein, and upon payment of the Exercise Price multiplied by the number of ~~Common Shares~~Warrants that the Holder intends to ~~purchase~~exercise hereunder, the Company shall promptly (but in no event later than five (5) trading days after the Date of Exercise (as defined below)) (i) issue and deliver, or cause its transfer agent to issue and deliver, to the Holder a certificate for the Common Shares issuable upon such exercise, or at the Holder’s option deliver such Common Shares in book entry form, registered in the name of the Holder or its designee and (ii) issue and deliver, or cause the CVR Agent to issue and deliver, to the Holder in book entry form, registered in the name of the Holder or its designee. A “Date of Exercise” means the date on which the Holder shall have delivered to the Company: (i) an Exercise Notice, appropriately completed and duly signed, and (ii) payment of the Exercise Price (by certified or official bank check, intra-bank account transfer or wire transfer) for the number of Common Shares and CVRs so indicated by the Holder to be purchased. If this Warrant is exercised following maturity or redemption of the CVRs, the Holder shall, for each Warrant so exercised and following payment of the Exercise Price, be entitled to receive, in cash, the equivalent amount of cash paid on each CVR, if any, at maturity or redemption of the CVRs in lieu of the CVRs.
(a)If by the fifth (5th) trading day after a Date of Exercise the Company fails to deliver the required number of Common Shares and CVRs in the manner required pursuant to Section 5(a), the Holder will have the right to rescind such exercise.
(b)The Company’s obligations to issue and deliver Common Shares and CVRs in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance that might otherwise limit such obligation of the Company to the Holder in connection with the issuance of Common Shares and CVRs. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity, including a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver Common Shares and CVRs upon exercise of this Warrant as required pursuant to the terms hereof.
6.Charges, Taxes and Expenses.
(a)Issuance and delivery of certificated or uncertificated Common Shares and CVRs upon exercise of this Warrant shall be made without charge to the Holder for any issue or transfer tax, transfer agent fee or other incidental tax or expense in respect of the issuance of such shares, all of which taxes and expenses shall be paid by the Company; provided, however, that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the registration of any Common Shares, CVRs or Warrants in a name other than that of the Holder. The Holder shall be responsible for all other tax liability that may arise as a result of holding or transferring this Warrant or receiving Common Shares and CVRs upon exercise hereof.
(b)In the event that the Company or its agent determines that they are obligated to withhold or deduct any tax or other governmental charge under any applicable law on behalf of a Holder, notwithstanding anything else to the contrary herein, the Company or its agent shall be entitled, but not obligated, to deduct and withhold such amount by withholding any property (including, without limitation, Common Shares, CVRs or cash) that would otherwise be delivered to or is owned by such Holder, in each case in such amounts as is required to meet the withholding obligations, and shall also be entitled, but not obligated, to sell all or a portion of such withheld property by public or private sale in such amounts and in such manner as they deem necessary and practicable to pay such taxes and charges. Any amount or property withheld in accordance with this Section shall be treated for all purposes of this Warrant as having been paid to the Holder in respect of which such deduction and withholding was made.
7.Replacement of Warrant. If this Warrant is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation hereof, or in lieu of and substitution for this Warrant, a new warrant, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and customary and reasonable indemnity (which shall not include a surety bond), if requested. Applicants for a new warrant under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Company may prescribe. If a new warrant is requested as a result of a mutilation of this Warrant, then the Holder shall deliver this mutilated Warrant to the Company as a condition precedent to the Company’s obligation to issue the new warrant.
8.Reservation of Common Shares and CVRs.
(a)The Company covenants that it will at all times reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved Common Shares, solely for the purpose of enabling it to issue Common Shares upon exercise of this Warrant as herein provided, the number of Common Shares that are then issuable and deliverable upon the exercise of this entire Warrant. The Company covenants and warrants that all Common Shares so issuable and deliverable shall, upon issuance and the payment of the applicable Exercise Price in accordance with the terms hereof, be validly issued, fully paid and non-assessable and free and clear of any encumbrances, preemptive rights or restrictions (other than as provided in this Warrant~~, the Subscription Agreement~~ or any restrictions on transfer generally imposed under applicable securities laws).
(b)    The Company covenants that it will at all times reserve and keep available sufficient CVRs under the CVR Agreement, solely for the purpose of enabling it to issue CVRs upon exercise of this Warrant as herein provided, the number of CVRs that are then issuable and deliverable upon the exercise of this entire Warrant. The Company covenants and warrants that all CVRs so issuable and deliverable shall, upon issuance and the payment of the applicable Exercise Price in accordance with the terms hereof, constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms.
9.Certain Adjustments and Notices.
(a)Stock Dividends and Splits. If the Company shall, at any time or from time to time after the Date of Issuance, (i) pay a dividend or make any other distribution upon the Common Shares payable in Common Shares or any other equity or equity equivalent securities of the Company or (ii) subdivide (by any share split, recapitalization or otherwise) its outstanding Common Shares into a greater number of shares, then the Exercise Price in effect immediately prior to any such dividend, distribution or subdivision shall be proportionately reduced and the number of Common Shares issuable upon exercise of this Warrant shall be proportionately increased. If the Company at any time combines (by combination, reverse share split or otherwise) its outstanding Common Shares into a smaller number of shares, then the Exercise Price in effect immediately prior to such combination shall be proportionately increased and the number of Common Shares issuable upon exercise of this Warrant shall be proportionately decreased. Any adjustment under this Section 9(a) shall become effective at the close of business on the date the dividend, subdivision or combination becomes effective. The Company may in its sole discretion, but shall not be required to, make such decreases in the Exercise Price, in addition to those required by this Section 9, as the Company considers to be advisable in order to avoid or diminish any income tax to any holders of shares of any class of shares of the Company resulting from any dividend or distribution of shares or issuance of rights or warrants to purchase or subscribe for shares or from any event treated as such for income tax purposes or for any other reason.
(b)Fundamental Transaction. In the event of any (i) capital reorganization of the Company, (ii) reclassification of the shares of the Company (other than a change in par value or as a result of a share dividend or subdivision, split-up or combination of shares), (iii) consolidation, amalgamation or merger of the Company with or into another Person, (iv) sale of all or substantially all of the Company’s assets to another Person or (v) other similar transaction (other than any such transaction covered by Section 9(a)) (each, a “Fundamental Transaction”), in each case which entitles the holders of Common Shares to receive (either directly or upon subsequent liquidation) shares, securities or assets with respect to or in exchange for Common Shares, then each Common Share issuable pursuant to this Warrant shall, immediately after such Fundamental Transaction, be exercisable for the kind and number of shares or other securities or assets of the Company or of the successor Person resulting from such Fundamental Transaction to which the Holder would have been entitled upon such Fundamental Transaction if this Warrant had been exercised in full immediately prior to the time of such Fundamental Transaction and acquired the applicable number of Common Shares then issuable hereunder as a result of such exercise; and, in such case, appropriate adjustment shall be made with respect to Holder’s rights under this Warrant to ensure that the provisions of this Section 9 shall thereafter be applicable, as nearly as possible, to the Common Shares issuable under this Warrant in relation to any shares, securities or assets thereafter acquirable upon exercise of this Warrant and issuance of the Common Shares hereunder (including, in the case of any Fundamental Transaction in which the successor or purchasing Person is other than the Company, an immediate adjustment in the Exercise Price to the value per share for the Common Shares reflected by the terms of such Fundamental Transaction, and a corresponding immediate adjustment to the number of Common Shares acquirable upon exercise of this Warrant without regard to any limitations or restrictions on exercise, if the value so reflected is less than the Exercise Price in effect immediately prior to such Fundamental Transaction). The provisions of this Section 9(b) shall similarly apply to successive Fundamental Transactions. The Company shall not effect any such Fundamental Transaction unless, prior to the consummation thereof, the successor Person (if other than the Company) resulting from such Fundamental Transaction, shall assume, by written instrument substantially similar in form and substance to this Warrant, the obligation to deliver to the Holder such shares, securities or assets which, in accordance with the foregoing provisions, such Holders shall be entitled to receive upon exercise of this Warrant.
(c)Extraordinary Dividends. If the Company shall, at any time or from time to time after the Date of Issuance, pay a dividend or make a distribution in cash, securities or other assets to the holders of the Common Shares on account of such Common Shares (or other shares of the Company for which the Warrant is then exercisable), other than (a) as described in Section 9(a) or (b) Common Cash Dividends (as defined below) (any such non-excluded event being referred to herein as an “Extraordinary Dividend”), then the Exercise Price shall be decreased, effective immediately after the payment of such Extraordinary Dividend, by the amount of cash and/or the fair market value (as determined by the Board of Directors of the Company, in good faith) of any securities or other assets paid on one Common Share in respect of such Extraordinary Dividend. For purposes of this Section 9(c), “Common Cash Dividends” means any cash dividend or cash distribution which, when combined on a per share basis with the per share amounts of all other cash dividends and cash distributions paid on the Common Shares (or other shares of the Company for which the Warrant is then exercisable) during the 365-day period ending on the date of declaration of such dividend or distribution (as adjusted to appropriately reflect any of the events referred to in other subsections of this Section 9 and excluding cash dividends or cash distributions that resulted in an adjustment to the Exercise Price or to the number of Common Shares issuable on exercise of this Warrant) does not exceed $0.86 per Common Share (and, for the avoidance of doubt, the Extraordinary Dividend shall be the amount of such excess).
(d)    Adjustments to CVRs. In the event of any Fundamental Transaction, in each case which entitles the holders of CVRs to receive (either directly or upon subsequent liquidation) shares, securities or assets with respect to or in exchange for CVRs, then each CVR issuable pursuant to this Warrant shall, immediately after such Fundamental Transaction, be exercisable for the kind and number of shares or other securities or assets of the Company or of the successor Person resulting from such Fundamental Transaction to which the Holder would have been entitled upon such Fundamental Transaction if this Warrant had been exercised in full immediately prior to the time of such Fundamental Transaction and acquired the applicable number of CVRs then issuable hereunder as a result of such exercise; and, in such case, appropriate adjustment shall be made with respect to Holder’s rights under this Warrant to ensure that the provisions of this Section 9 shall thereafter be applicable, as nearly as possible, to the CVRs issuable under this Warrant in relation to any shares, securities or assets thereafter acquirable upon exercise of this Warrant and issuance of the CVRs hereunder. The provisions of this Section 9(d) shall similarly apply to successive Fundamental Transactions.
(e)~~(d)~~    Notice of Adjustment. As promptly as reasonably practicable following any adjustment pursuant to Section 9, but in any event not later than thirty (30) days thereafter, the Company shall furnish to each Holder a certificate of an executive officer setting forth in reasonable detail such adjustment and the facts upon which it is based and certifying the calculation thereof. As promptly as reasonably practicable following the receipt by the Company of a written request by Holder, but in any event not later than 30 days thereafter, the Company shall furnish to the Holder a certificate of an executive officer certifying the Exercise Price then in effect and the number of Common Shares, CVRs or the amount, if any, of other shares, securities or assets then issuable to such holder upon exercise of this Warrant.
(f)~~(e)~~    Other Notices. In the event: (i) that the Company shall take a record of the holders of its Common Shares or CVRs (or other shares or securities at the time issuable upon exercise of this Warrant) for the purpose of entitling or enabling them to receive any dividend or other distribution, to vote at a meeting (or by written consent), to receive any right to subscribe for or purchase any shares of any class or any other securities, or to receive any other security, (ii) of any Fundamental Transaction, or (iii) of the voluntary or involuntary dissolution, liquidation or winding-up of the Company, then, and in each such case, the Company shall send or cause to be sent to each Holder at least thirty (30) days prior to the applicable record date or the applicable expected effective date, as the case may be, for the event, a written notice specifying, as the case may be, (A) the record date for such dividend, distribution, meeting or consent or other right or action, and a description of such dividend, distribution or other right or action to be taken at such meeting or by written consent or (B) the effective date on which such Fundamental Transaction, dissolution, liquidation or winding-up is proposed to take place, and the date, if any is to be fixed, as of which the books of the Company shall close or a record shall be taken with respect to which the holders of record of Common Shares and CVRs (or such other shares or securities at the time issuable upon exercise of this Warrant) shall be entitled to exchange their Common Shares and CVRs (or such other shares or securities) for securities or other property deliverable upon such Fundamental Transaction, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Common Shares and CVRs issuable upon exercise of this Warrant.

10.No Fractional Shares. No fractional Common Shares will be issued in connection with any exercise of this Warrant. In lieu of any fractional shares that would otherwise be issuable, the Company shall pay the Holder an amount of cash equal to the product of such fraction multiplied by the closing price of one Common Share as reported on the principal trading market for the Common Shares on the Date of Exercise. CVRs may be issued in fractional increments of 0.01.
11.No Impairment. The Company shall not by any action including, without limitation, amending its certificate of incorporation, any reorganization, transfer of assets, consolidation, merger, amalgamation, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but shall at all times in good faith assist in the carrying out of all such terms and in the taking of all such action, as may be necessary or appropriate to protect the rights of the Holder against impairment. Without limiting the generality of the foregoing, the Company shall take all such action as may be necessary or appropriate in order that the Company may validly issue fully paid and non-assessable Common Shares and CVRs upon the exercise of this Warrant at the then Exercise Price therefor.
12.No Rights as a Shareholder; Notice to Holder. Nothing contained in this Warrant shall be construed as conferring upon the Holder the right to vote or to consent or to receive notice as a shareholder in respect of any meeting of shareholders for the election of directors of the Company or any other matter, or any rights whatsoever as a shareholder of the Company.
13.Warrant Agent. The Company shall serve as warrant agent under this Warrant. Upon thirty (30) days’ notice to the Holder, the Company may appoint a new warrant agent. Any corporation into which the Company or any new warrant agent may be merged or any corporation resulting from any consolidation to which the Company or any new warrant agent shall be a party or any corporation to which the Company or any new warrant agent transfers substantially all of its corporate trust or shareholders services business shall be a successor warrant agent under this Warrant without any further act. Any such successor warrant agent shall promptly cause notice of its succession as warrant agent to be mailed (by first class mail, postage prepaid) to the Holder at the Holder’s last address as shown on the Warrant Register.
14.Miscellaneous.
(a)Notices. Any notice or communication required or permitted hereunder (including any Exercise Notice) shall be in writing and either delivered personally, emailed, telecopied, sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (a) when so delivered personally, (b) upon receipt of an appropriate electronic answerback or confirmation when so delivered by telecopy (to such number specified below or another number or numbers as such person may subsequently designate by notice given hereunder), (c) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (d) five (5) business days after the date of mailing to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder:
(i)if to the Holder, to such address appearing on the Warrant Register (which shall initially be the facsimile number and email and street address set forth for the initial Holder in the ~~Subscription~~Assumption Agreement);
(ii)if to the Company, to:
~~Sirius International Insurance Group,~~SiriusPoint Ltd.
~~14 Wesley Street, 5th Floor~~
Point House
3 Waterloo Lane
~~Hamilton~~Pembroke HM~~11~~ 08 Bermuda
Attention: ~~Gene Boxer~~Rachael Dugan, General Counsel
Email: ~~Gene.Boxer@siriusgroup.com~~Rachael.Dugan@thirdpointre.com with a copy to (which shall not constitute notice to the Company):
~~Sidley Austin~~Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
~~One South Dearborn Street~~
~~Chicago, Illinois 60603~~
Attention: ~~Sean Keyvan~~Nicholas F. Potter
Email: ~~skeyvan@sidley.com~~nfpotter@debevoise.com
or to such other address, facsimile number or email as the Company or the Holder may provide to the other in accordance with this Section 14(a).
(b)Assignment. Subject to the restrictions on transfer described herein, the rights and obligations of the Company and the Holder shall be binding upon, and inure to the benefit of, the successors, assigns, heirs, administrators and transferees of the parties. The Company shall not have the right, directly or indirectly, to assign or transfer this Warrant without the prior written consent of the Holder, which may be withheld in the Holder’s sole discretion, unless as part of a Fundamental Transaction.

(c)No Third-Party Beneficiaries. Nothing in this Warrant shall be construed to give to any Person other than the Company and the Holder any legal or equitable right, remedy or cause of action under this Warrant.
(d)Amendments; Waiver. This Warrant may be amended only in writing signed by the Company and the Holder. Any provision of this Warrant may be waived, but only if in writing by the party against whom enforcement of any such waiver is sought. No waiver of any default with respect to any provision, condition or requirement of this Warrant shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.
(e)Governing Law. NOTWITHSTANDING THE PLACE WHERE THIS WARRANT MAY BE EXECUTED OR DELIVERED, THE COMPANY AND THE HOLDER EXPRESSLY AGREE THAT THIS WARRANT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION. Any and all suits, legal actions or proceedings arising out of this Warrant shall be brought in the courts of the State of New York or the United States District Court for the Southern District of New York and the Company and the Holder hereby submit to and accept the exclusive jurisdiction of such courts for the purpose of such suits, legal actions or proceedings. In any such suit, legal action or proceeding, the Company and the Holder waive personal service of any summons, complaint or other process and agree that service thereof may be made by certified or registered mail directed to it pursuant to Section 14(a). To the fullest extent permitted by law, the Company and the Holder hereby irrevocably waive any objection which it may now or hereafter have to the laying of venue or any such suit, legal action or proceeding in any such court and hereby further waive any claim that any such suit, legal action or proceeding brought in any such court has been brought in an inconvenient forum. THE COMPANY AND THE HOLDER (ON BEHALF OF ITSELF AND ITS SUBSIDIARIES) HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY IRREVOCABLY WAIVE ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS WARRANT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
(f)Severability. If one or more provisions of this Warrant are held to be unenforceable under applicable law in any respect, such provision shall be excluded from this Warrant and the balance of this Warrant shall be construed and interpreted as if such provision were so excluded and shall be enforceable in accordance with its remaining terms.
* * * * *

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by its authorized officer as of the date first indicated above.
~~SIRIUS INTERNATIONAL INSURNACE GROUP,~~SIRIUSPOINT LTD.
By:
Name:
Title:

ATTACHMENT A
EXERCISE NOTICE
To ~~Sirius International Insurance Group,~~SiriusPoint Ltd.:
The undersigned hereby irrevocably elects to purchase common shares of ~~Sirius International Insurance Group,~~SiriusPoint Ltd. pursuant to Warrant No. __________, originally issued on November 5, 2018 (the “Warrant”). The undersigned elects to utilize the following manner of exercise:
Shares:
Full Exercise of Warrant
Partial Exercise of Warrant (in the amount of ______ Shares)
Exercise Price: $
Manner of Exercise:
Certified or Official Bank Check
Intra-Bank Account Transfer
Wire Transfer
[Please issue a new warrant for the unexercised portion of the attached Warrant in the name of the [undersigned]/[the undersigned’s nominee as is specified below].]
Attachment A - 1

Date:
Full Name of Holder:[3]
Signature of Holder / Authorized Representative:
Name and Title of Authorized Representative:[4]
Additional Signature of Holder (if jointly held):
Social Security or Tax Identification Number:
Address of Holder:

Full Name of Nominee of Holder†:
Address of Nominee of Holder†:

3 Must conform in all respects to name of holder as specified on the face of the Warrant.
4 If applicable.
Attachment A - 2

ATTACHMENT B
FORM OF ASSIGNMENT
[To be completed and signed only upon transfer of Warrant]
FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto __________ the right represented by the attached Warrant to purchase __________ Common Shares of Sirius International Insurance Group, Ltd. (the “Company”), to which the Warrant relates and appoints __________ as attorney to transfer said right on the books of the Company with full power of substitution in the premises.

Date:
Full Name of Holder:[5]
Signature of Holder / Authorized Representative:
Name and Title of Authorized Representative:[6]
Additional Signature of Holder (if jointly held):
Address of Holder:

Full Name of Transferee:

Address of Transferee:

In the Presence of:

5 Must conform in all respects to name of holder as specified on the face of the Warrant.
6 If applicable.
Attachment B - 1